                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                 Exchange Act of 1934 (Amendment No.         )


Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_| Preliminary Proxy Statement
|_| Confidential, For Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                                MEDAREX, INC.
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                    N/A
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:

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   (2) Aggregate number of securities to which transaction applies:

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   (3) Per unit price or other underlying value of transaction computed pursuant to  Exchange  Act Rule 0-11 (set forth the amount on which the filing fee
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   |_| Fee paid previously with preliminary materials:

   |_| Check box if any part of the fee is offset as provided  by  Exchange  Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

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   (4) Date Filed:

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Notes:

                                 MEDAREX, INC.

                              1545 Route 22 East

                          Annandale, New Jersey 08801




Dear Shareholder:


You are cordially invited to attend the Annual Meeting of Shareholders of Medarex, Inc. (the "Company"). The meeting will be held at 10:00 a.m., on May 20, 1999, at the corporate headquarters of the Company, located at 1545 Route 22 East, Annandale, New Jersey 08801. The formal notice of the meeting follows on the next page. The notice identifies the three proposals to be voted upon at the meeting. We have also enclosed a proxy statement explaining the matters to be voted on and a separate proxy card on which you can cast your vote by mail.

Management will report on the Company's activities since the last annual meeting of shareholders held on Thursday, May 21, 1998 and shareholders will have an opportunity to ask questions.

Your interest in the affairs of the Company is welcomed and encouraged. It is very important that you promptly cast your votes on the matters to be considered at the Annual Meeting, regardless of the size of your holdings. Even if you plan to attend the Annual Meeting in person, we urge you to complete, sign and return the enclosed proxy as soon as possible. If you do this, your shares will be voted as you direct, even if you are unable to attend the meeting. Even if you send in your proxy, you can still attend the meeting and vote however you wish in person.

                                           Sincerely yours,

                                           /s/ Donald L. Drakeman

                                           DONALD L. DRAKEMAN
                                           President and Chief Executive Officer




April 16, 1999

                                 MEDAREX, INC.

                              1545 Route 22 East

                          Annandale, New Jersey 08801

                           NOTICE OF ANNUAL MEETING

                   To Be Held at 10:00 a.m. On May 20, 1999



To Our Shareholders:

         Our Annual Meeting of Shareholders will be held at our corporate headquarters, located at 1545 Route 22 East, Annandale, New Jersey 08801, on May 20, 1999 at 10:00 a.m. The purpose of the meeting is to vote on the following matters:

         1. To elect three (3) Class II Directors each for a term to expire in 2002;

         2.   To approve our 1999 Stock Option Plan;

         3. To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 1999; and

         4. To transact any other business that may properly come before the meeting or any adjournments thereof.

         Only shareholders of record at the close of business on April 1, 1999 may vote at the meeting. A list of the shareholders entitled to vote at the meeting will be available for inspection at the meeting and for a period of ten
(10) days prior to the meeting during regular business hours at our corporate headquarters at 1545 Route 22 East, Annandale, New Jersey. A Proxy Statement explaining the matters to be acted upon at the Annual Meeting follows. Please read it carefully.

         Whether or not you expect to be personally present at the meeting, please be sure that the enclosed Proxy is properly completed, dated, signed and returned without delay in the enclosed envelope. Any Proxy may be revoked at any time before it is exercised by following the instructions set forth on page two of the accompanying Proxy Statement.



                             BY ORDER OF THE BOARD OF DIRECTORS,

                             /s/ Michael A. Appelbaum

                             MICHAEL A. APPELBAUM
                             Executive Vice President-Finance
                              and Administration,
                             Chief Financial Officer, Treasurer
                              and Secretary






April 16, 1999

                                 MEDAREX, INC.

                                PROXY STATEMENT


                INFORMATION ABOUT THE ANNUAL MEETING AND VOTING


Why Did You Send Me this Proxy Statement?

         We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the Annual Meeting of Shareholders to be held on May 20, 1999. This Proxy Statement summarizes the information you need to know regarding the proposals to be voted upon at the Annual Meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

         On April 16, 1999, we will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card to all shareholders entitled to vote at the Annual Meeting. Shareholders who owned our Common Stock as of the close of business on April 1, 1999 are entitled to vote at the Annual Meeting. On this record date, there were 31,507,186 shares of our Common Stock outstanding. Common Stock is our only class of voting stock.

What Matters Are to Be Voted Upon at the Annual Meeting?

         Three proposals are being presented at the Annual Meeting for shareholder approval.

Proposal 1: Election of Three (3) Class II Directors

         The term of our current Class II directors, Dr. Michael W. Fanger, Michael A. Appelbaum and Dr. Frederick B. Craves will expire at the Annual Meeting. We have nominated Dr. Fanger, Mr. Appelbaum and Dr. Craves for re-election as Class II directors for new three-year terms ending at the 2002 annual meeting.

Proposal 2: The 1999 Stock Option Plan

         The second proposal is to approve the 1999 Stock Option Plan. A detailed description of the 1999 Stock Option Plan, including the federal income tax consequences of the Plan, begins on page 21 of this Proxy Statement.

Proposal 3: Ratification of Appointment of Independent Auditors

         We have selected Ernst & Young LLP as our independent auditors for the current fiscal year. Although shareholder approval of this selection is not legally required, we are asking our shareholders to ratify the appointment of Ernst & Young LLP.

         As of the date of this Proxy Statement, these three proposals are the only matters which we intend to present at the Annual Meeting. We do not know of any other business to be presented at the Annual Meeting. If other business is brought before the Annual Meeting, the persons named on the enclosed proxy card will vote according to their best judgment.

How Many Votes Do I Have?

         Each share of Common Stock that you own entitles you to one vote on each matter voted upon at the Annual Meeting.

How Do I Vote by Proxy?

         Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.

         If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make a specific choice, your proxy will vote your shares as recommended by the Board as follows:

         . "FOR" the election of Dr. Michael W. Fanger, Michael A. Appelbaum and Dr. Frederick B. Craves as Class II directors to serve as directors until the 2002 Annual Meeting of Shareholders;

         .    "FOR" the 1999 Stock Option Plan; and

         . "FOR" the ratification of Ernst & Young LLP as our independent auditors for the current fiscal year.

         If you send in a signed proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:

         .    You may send in another proxy with a later date.

         . You may notify our corporate Secretary in writing before the Annual Meeting that you have revoked your proxy.

         .    You may vote in person at the Annual Meeting.

How Do I Vote in Person?

         If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on April 1, 1999, the record date for voting.

What Vote is Required to Approve Each Proposal?

Quorum: The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote, i.e., 15,753,594 shares, will constitute a quorum for the Annual Meeting. If less than this number are present at the Annual Meeting, no business can be conducted other than the adjournment of the meeting.

Proposals 1, 2
and 3: The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve each of the election of three Class II directors, the 1999 Stock Option Plan and the ratification of our independent auditors.

The Effect of Broker
Non-Votes:            "Broker non-votes" will not count as "shares present."
                      This means that a broker non-vote would reduce the number of affirmative votes that are necessary to approve
                      Proposals 1, 2 or 3.

PROPOSAL 1 - ELECTION OF THREE CLASS II DIRECTORS

         Our Board of Directors is divided into three classes - Class I, Class II and Class III - in a manner providing for staggered three-year terms of classes. That is, one class is elected at each annual meeting of shareholders to serve for a three-year term. The Board is currently comprised of nine (9) members.

         At the 1999 Annual Meeting of Shareholders, the terms of our three (3) current Class II directors, Dr. Michael W. Fanger, Michael A. Appelbaum and Dr. Frederick B. Craves, are expiring. We have nominated Dr. Fanger, Mr. Appelbaum and Dr. Craves to serve as directors for a new three-year term, ending at the 2002 Annual Meeting of Shareholders.

         Unless your properly mark the proxy card accompanying this Proxy Statement to withhold authority to vote for our nominees, Dr. Fanger, Mr. Appelbaum and Dr. Craves, your votes will be cast FOR the election of our nominees, or FOR one or more substitute nominees recommended by the Board of Directors in the event that one or more of our nominees should become unavailable for election.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DR. MICHAEL W. FANGER, MICHAEL A. APPELBAUM AND DR. FREDERICK B. CRAVES AS DIRECTORS EACH TO SERVE UNTIL THE 2002 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL HIS SUCCESSOR IS ELECTED AND QUALIFIED.

INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

         The following is a brief biography of each nominee for election as a director, the six (6) directors whose terms of office extend beyond the Annual Meeting and our executive officers.

Nominees for Election as Class II Directors - Terms Expiring in 2002

         Dr. Michael W. Fanger (age 58) has been a director and Chairman of our
         ---------------------
Scientific Advisory Board since our inception in 1987 and was our Secretary from May 18, 1990 to April 3, 1991. Dr. Fanger has been Chairman of the Department of Microbiology at Dartmouth Medical School since July 1992 and a Professor of Microbiology and Medicine since 1981. Dr. Fanger has served as a scientific advisor to other biotechnology companies in the United States and Europe, and as an invited lecturer at the Amos Tuck School of Business of Dartmouth College. Dr. Fanger and Medarex were principal organizers of the first international conference on bispecific antibodies held in the United States in 1989, the second international conference held in France in 1990 and the fourth international conference held in the United States in 1995. He is a graduate of Wabash College and received a Ph.D. degree in Biochemistry from Yale University.

         Michael A. Appelbaum (age 53), is our Executive Vice President-Finance
         --------------------
and Administration, Secretary, Treasurer and Chief Financial Officer, and is the President and Chief Operating Officer of our wholly owned subsidiary GenPharm International, Inc. Mr. Appelbaum is also a Managing Director of our European subsidiary Medarex Europe B.V. Mr. Appelbaum joined us on a full-time basis on July 29, 1991. From April 3, 1991 to July 29, 1991, Mr. Appelbaum was a consultant to us acting as our Secretary, Treasurer, Chief Financial Officer and a director. From 1990 until July 1991, he was Vice President and Chief Financial Officer of Hatco Corporation, a chemical manufacturing company. From April 1, 1989 to November, 1989, he was Vice President and Chief Financial Officer of Ingersoll Publications, Inc. He was Chief Operating Officer from 1988 to 1989 and Vice President, Treasurer and Chief Financial Officer from 1986 to 1989 of Essex Chemical Corporation. Mr. Appelbaum, who has been employed as a certified public accountant with Ernst & Young LLP, is also an attorney. He graduated from Fairleigh Dickinson University and Suffolk University School of Law.

         Dr. Frederick B. Craves (age 53), has been a director since August 4,
         -----------------------
1998. In June 1997, Dr. Craves founded Bay City Capital Management LLC, a merchant bank providing advisory services and investing in life science companies, and has served as chairman and managing director since that company's inception. In November 1996, Dr. Craves founded the Craves Group LLC; and in January 1994, Dr. Craves co-founded Burrill & Craves. Both of these entities are investment companies. From January 1991 to April 1993, Dr. Craves was Chief Executive Officer and President of Berlex Biosciences, a research, development and manufacturing organization and a wholly owned subsidiary of Schering AG, a multinational pharmaceutical company. Berlex Biosciences was created by merging Codon, a biotechnology company which Dr. Craves co-founded, and the pharmaceutical business of Triton Biosciences. Dr. Craves is Chairman of the Board and acting Chief Executive Officer of Epoch Pharmaceuticals, Chairman of the Board of NeoRx Corporation and is a director of Incyte Pharmaceuticals, Inc., publicly traded biotechnology companies. Dr. Craves holds a Ph.D. degree in Pharmacology and Experimental Toxicology from the University of California San Francisco Medical Center.

Incumbent Class III Directors - Terms Expiring in 2001

         Dr. Julius A. Vida (age 70) has been a director since February 9, 1994.
         ------------------
Since 1993, Dr. Vida has been a self-employed pharmaceutical consultant with VIDA International Pharmaceutical Consultants, Inc. From 1975 until his retirement in 1993, Dr. Vida held various positions at Bristol-Myers Squibb Co. and its predecessors, Bristol-Myers Co. and Bristol Laboratories. From 1991 to 1993, Dr. Vida was Vice President, Business Development, Licensing and Strategic Planning, and from 1985 to 1991, he was Vice President, Licensing. Dr. Vida graduated from Pazmany Peter University, Budapest, Hungary, holds an M.S. and a Ph.D. in Organic Chemistry from Carnegie Institute of Technology, was a Postdoctoral Fellow at Harvard University, and holds an M.B.A. from Columbia University. Dr. Vida is also a director of Biomatrix, Inc., Supergen, Inc., and Orphan Medical, Inc., publicly traded biotechnology companies.

         Irwin Lerner (age 68) was appointed to our Board of Directors effective
         ------------
September 8, 1995. On May 19, 1997 Mr. Lerner became Chairman of the Board of Directors. Mr. Lerner served as the Chairman of the Board of Directors of Sequana Therapeutics, Inc., a publicly traded biotechnology company, from May 1995 until January 1998. Mr. Lerner served as Chairman of the Board of Directors and of the Executive Committee of Hoffmann-La Roche, Inc., a pharmaceutical and health care company, from January 1993 until his retirement in September 1993, and also served as President and Chief Executive Officer from 1980 through December 1992. Mr. Lerner served for 12 years on the Board of the Pharmaceutical Manufacturers' Association, where he chaired the Associations' FDA Issues Committee. Mr. Lerner received a B.S. and an M.B.A. from Rutgers University. He is currently Distinguished Executive-in-Residence at Rutgers University Graduate School of Management. Mr. Lerner is also a director of Public Service Enterprise Group Incorporated, a publicly traded diversified public utility holding company, Humana Inc., a publicly traded health care company, Covance, Inc., a publicly traded contract drug development company, and V.I. Technologies, Inc., a publicly traded blood products company.

         Dr. W. Leigh Thompson, Jr. (age 60) was appointed to our Board of
         --------------------------
Directors effective April 12, 1996. Dr. Thompson is currently the President and Chief Executive Officer of Profound Quality Resources Ltd., consultants to the health care industry. In 1994, Dr. Thompson was the Chief Scientific Officer of Eli Lilly and Company. From 1982 until 1994, Dr. Thompson held various management positions with Lilly Research Laboratories, a subsidiary of Eli Lilly and Company, including Executive Director, Clinical Investigation and Regulatory Affairs (1982-1986), Vice President (1986-1988), Group Vice President (1988-
1993) and Executive Vice President (1993-1994) in charge of all of that company's pharmaceutical and animal health research except process chemistry. Dr. Thompson was also a Professor of Medicine at Indiana University from 1984 to 1995. Dr. Thompson received a B.S. from the College of Charleston, M.S. and Ph.
D. in Pharmacology from the Medical University of South Carolina and an M.D. from The Johns Hopkins University. Dr. Thompson is a director of Bioanalytical Systems, Inc., DepoMed, Inc., Chrysalis International Corporation, Corvas International, Inc., Orphan Medical, Inc., LaJolla Pharmaceutical Company and Ophidian Pharmaceuticals, Inc., publicly traded biotechnology companies, as well as Ontogeny, Inc., Maret Corporation and Inspire Pharmaceuticals, privately held biotechnology companies .

Incumbent Class I Directors - Terms Expiring in 2000

         Charles R. Schaller (age 63) was Chairman of our Board of Directors
         -------------------
since our inception in 1987 until May 1997. Since 1989, Mr. Schaller has been a chemical industry management consultant and is currently a director and the Secretary of Astro Power, Inc., a publicly traded company engaged in the commercialization of silicon film solar cells which completed its initial public offering on February 13, 1998. From 1985-1989, he was President and Chief Executive Officer of Essex Vencap, Inc., the business development subsidiary of Essex Chemical Corporation, until 1988 a New York Stock Exchange - listed manufacturing company. Mr. Schaller holds a bachelor's degree in Engineering from Yale University and is a graduate of the program in management development at Harvard Business School.


         Dr. Donald L. Drakeman (age 45) has been our President, Chief Executive
         ----------------------
Officer and a director since our inception in 1987. Dr. Drakeman also serves as Chairman of the Board and Chief Executive Officer of our wholly-owned subsidiary GenPharm International, Inc., and a Managing Director of our European subsidiary Medarex Europe B.V. From 1982 until he joined us on a full-time basis in 1989, Dr. Drakeman served as General Counsel of Essex Chemical Corporation. He was named a Vice President of Essex Chemical Corporation in 1988 and served as President of one of its subsidiaries, which developed and invested in biopharmaceutical companies, including us from 1988 to 1989. From 1979 until 1982, he was a corporate attorney with the firm of Milbank, Tweed, Hadley & McCloy, concentrating on mergers and acquisitions. Dr. Drakeman graduated from Dartmouth College and holds a law degree from Columbia University, where he was a Harlan Fiske Stone scholar, and a Ph.D. in the humanities from Princeton University, where he has served as a member of the faculty.


         Robert Iggulden (age 57) has been a director since May 16, 1996. Mr.
         ---------------
Iggulden has been the Chairman and Managing Director of Openview Limited, an English venture capital firm, since 1990. From 1987 to 1990, Mr. Iggulden was a Corporate Finance Limited Director of Johnson Fry Corporate Finance Limited, an English investment banking firm. Mr. Iggulden is also a member of the investment review team of Rothschild Asset Management Limited.

BOARD COMMITTEES

         The Board of Directors has established three (3) permanent committees: the Audit Committee, the Stock Option Committee and the Compensation Committee. None of the directors who serve on any of these three (3) committees are employees of Medarex or our subsidiaries. The Audit Committee is currently comprised of Charles R. Schaller, Irwin Lerner and Dr. Michael W. Fanger. The Stock Option Committee is currently comprised of Irwin Lerner and Dr. Fanger. The Compensation Committee is currently comprised of Mr. Lerner, Mr. Schaller and Dr. Julius A. Vida.

        The functions of our Audit Committee include recommending the engagement and discharge of the independent auditors, directing and supervising special investigations, reviewing with the independent auditors the plan and results of our procedures for internal auditing, reviewing the independence of the independent auditors, considering the range of audit fees and reviewing the adequacy of our system of internal accounting controls. The Audit Committee held one meeting in 1998 and one meeting to date in 1999.

         The functions of our Stock Option Committee are to administer our stock option plans (the "Plans") and to review and determine the officers, directors (excluding committee members), employees and consultants to whom stock options should be granted, the number of options and the option price to be paid. Our Stock Option Committee acted 47 times in 1998.

         The functions of our Compensation Committee are to review and determine salaries for officers and key employees as well as review and determine bonuses and other special awards of employee compensation and benefits. The Compensation Committee held two meetings in 1998.

         We currently have no executive committee or standing nominating committee. There are no arrangements or understandings with any director pursuant to which he has been elected a director.

        Our Board of Directors held eight (8) meetings in 1998. Each of the directors attended at least 88% of the total of the Board and their committee meetings held during 1998.

HOW WE COMPENSATE OUR DIRECTORS

        Our non-employee directors receive $1,000 per meeting, as compensation for their attendance at regular and special meetings of the Board. In addition, all directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to us. During 1998, no director received any other compensation for services rendered to us as a director.

OTHER COMPENSATION PAID TO OUR DIRECTORS DURING 1998

        During 1998, Mr. Schaller was paid for services rendered to us as a management consultant and Dr. Fanger was paid for services rendered to us as a scientific and technical consultant. In addition, Dr. Vida, Dr. W. Leigh Thompson, Jr. and Mr. Lerner were paid for services rendered to us as business development consultants. These fees did not exceed $40,000 individually or $110,000 in the aggregate.

EXECUTIVE OFFICERS

        Our executive officers are Dr. Donald L. Drakeman-President and Chief Executive Officer, Michael A. Appelbaum-Executive Vice President - Finance and Administration, Secretary, Treasurer and Chief Financial Officer, Dr. Randall T. Curnow - Senior Vice President and Chief Medical Officer, Dr. Yashwant M. Deo - Senior Vice President - Operations, Research and Development and Regulatory Compliance and Dr. Lisa N. Drakeman-Senior Vice President - Business Development.

        Set forth below is certain information concerning Dr. Randall T. Curnow, Dr. Yashwant M. Deo and Dr. Lisa N. Drakeman.

        Dr. Randall T. Curnow (age 56), our Senior Vice President and Chief
        ---------------------
Medical Officer, joined us on May 20, 1996. Prior to joining us, Dr. Curnow served as Vice President, Health Science Affairs from September 1993 to September 1995 and Vice President, Regulatory Affairs from December 1990 to September 1993 at Glaxo, Inc. He served as Vice President, Clinical Research and Development at G.H. Besselaar Associates from July 1989 to December 1990. From January 1989 to June 1989, he served as Vice President, Clinical Investigation at Smith Kline & French. He served as Director, Clinical Investigations from March 1986 to December 1987 at E.I. du Pont de Nemours & Co., Inc., and as Director, Clinical Investigations from July 1984 to March 1986 at Eli Lilly and Company. Dr. Curnow served on the University of Virginia School of Medicine faculty from 1974 to 1984 and received both his B.S. degree and M.D. degree from the University of Nebraska.

         Dr. Yashwant M. Deo (age 45), our Senior Vice President-Operations,
         -------------------
Research and Development and Regulatory Compliance, joined us on July 15, 1993. Dr. Deo served as Vice President of Process Development from June 1992 to July 1993 and as Director of Cell Culture R&D at Centocor Inc. from July 1988 to June 1992. From 1984 to 1988 he held various positions including Senior Scientist, Group Leader and Manager in Biochemical Engineering and Biotechnology Development Departments of Schering-Plough Corporation. Dr. Deo received his Bachelor of Science degree from the University of Poona (India), Master of Science degree from G.B. Pant University (India) and Ph.D. degree in Fermentation Technology from the University of Calgary (Canada), where he was an I.W. Killam Scholar.

         Dr. Lisa N. Drakeman (age 45), our Senior Vice President-Business
         --------------------
Development, joined us in 1989 on a part-time basis and on a full-time basis in 1991. Dr. Drakeman is also a Managing Director of our European subsidiary Medarex Europe B.V. and President and Chief Executive Officer of Genmab A/S, a Danish company formed to develop and commercialize a portfolio of fully humanized antibodies derived from our HuMAbTM Mouse technology. Dr. Drakeman served on the Princeton University faculty during 1989 - 1992, and as Assistant Director of the Princeton Alumni Council, an office of the Public Affairs Department, during 1990 - 1991. She serves as a member of the Prosperity New Jersey Board of Trustees and on the Corporate Advisory Council of the Association for the Advancement of Women's Health. In 1995, she received the Advocate of the Year Award from the Biotechnology Industry Organization (BIO). She also chairs the BIO Capital Formation Task Force. Dr. Drakeman graduated from Mount Holyoke College, received an M.A. degree from Rutgers University, and a Ph.D. in the humanities from Princeton University.

         Dr. Donald L. Drakeman and Dr. Lisa N. Drakeman are husband and wife. There are no other family relationships among any of our directors or executive officers.

HOW WE COMPENSATE OUR EXECUTIVE OFFICERS

Report of the Compensation and Stock Option Committees on Executive Compensation

         Compensation Philosophy and Policies. Our fundamental executive compensation philosophy is to enable us to attract and retain key executive personnel and to motivate those executives to achieve our objectives. We are still in the research and development phase and have not yet achieved profitability; therefore, some of the traditional methods of evaluating executive performance, such as profit levels and return on equity, would be inappropriate. Accordingly, assessment of each executive's performance is based on attainment of his or her specific personal objectives in light of our overall annual strategic goals. Among other things, we examine three (3) specific areas in formulating the compensation packages of our executive officers. These areas, followed by specific inquiries made by the Committees within such areas, are as follows:

Our Performance:

         . The extent to which our key research, clinical, product manufacturing and financial objectives have been met during the preceding fiscal year.

         .    The development, acquisition and licensing of key technology.

         . Our achievement of certain milestones, whether specified in agreements with third party collaborators or determined internally.

Executive Performance:

         . An executive's involvement in and responsibility for the development and implementation of strategic plans and the attainment of our strategic and operating objectives, along with achievement of agreed upon personal objectives.

         . The participation by an executive in the relationship between us and the investment community.

         . The involvement of an executive in personnel recruitment, retention and morale.

         . The responsibility of the executive in working within the budgets, controlling costs and other aspects of expense management.

Other Factors:

         . The necessity of being competitive with companies in the biotechnology industry, taking into account relative company size, stage of development, performance and geographic location as well as individual responsibilities and performance.

         Each executive officer's compensation package is reviewed annually and is comprised of up to three (3) components: base salary, cash bonuses and stock options. In addition to these components, executive officers are eligible to participate in all employee benefit programs generally available to all of our other employees.

         Base Salary. In setting the base levels for each executive officer, the Compensation Committee reviews surveys and other available information on the base salaries of executive officers in comparable positions in other biotechnology companies. Factors considered include, but are not limited to, company size, stage of development of a company's products and geographic location. The Compensation Committee also considers the individual experience level and actual performance of each executive officer in light of our needs and objectives.

         Bonus Awards. We do not have formal incentive or bonus plans for executives. As part of the review and setting of annual compensation, annual cash bonuses tied to the achievement of certain specific personal and corporate objectives and milestones have, to date, been awarded to all of our executive officers. Awards have been, and are expected to continue to be, based on our attainment of annual milestones and accomplishments identified by the Board of Directors and are granted at the discretion of the Compensation Committee.

         Stock Option Plans. Subject to the terms of the Plans, the Stock Option Committee has the authority to determine all terms and provisions under which options are granted under the Plans, including the individuals to whom such options may be granted. The Plans may be amended by our shareholders. They may also be amended by the Board of Directors without approval by the shareholders except to the extent that shareholders' approval is required to ensure favorable tax treatment for incentive stock options or to ensure qualification of the Plans under federal securities laws. Options generally vest at various times in excess of six months from their date of grant, and are intended as incentive and motivation for our executive officers, as well as to align the interest of those officers more closely with those of our shareholders in advancing corporate objectives. All executive officers have been awarded stock options under the Plans.

         In addition to incentive stock options granted under the Plans, the Stock Option Committee also has the authority to grant, at its discretion, non-qualified options as well as other stock based awards to certain individuals, including executive officers. To date, non-qualified options have been granted to all executive officers. Awards of restricted stock have also been granted under the Plans. All options granted under the Plans were granted with exercise prices equal to or greater than the fair market value of our Common Stock on the date of grant.

         Compensation of the Chief Executive Officer. Effective July 1, 1998, Dr. Donald L. Drakeman's annual base salary was increased from $345,000 to $373,000, an increase of approximately 8%. This increase in Dr. Drakeman's base salary was determined in accordance with the criteria outlined above, the Compensation Committee's evaluation of our overall performance as well as Dr. Drakeman's individual performance. Also, in March, 1999, Dr. Drakeman was awarded a cash bonus of $100,000 based upon the evaluation by the Compensation Committee of the achievement of product development and other specific strategic milestones set by the Compensation Committee in connection with the review of Dr. Drakeman's compensation for 1998.

              Dr. Drakeman's key accomplishments included:

         . Completion of the acquisition of GenPharm International, Inc., and the addition of its HuMAb Mouse technology.

         . Negotiating and completing research and development and licensing arrangements with new strategic corporate partners and initiating discussions with additional potential corporate partners for the development of our existing products.

         . Obtaining equity and other financing to support our product development efforts.

         . Moving our products through research and development into clinical trials.

         . Initiating research and clinical trial collaborations with universities, medical schools and other non-profit institutions.

Based on its evaluation of Dr. Drakeman's performance, the Compensation and Stock Option Committees believe that Dr. Drakeman's compensation level is appropriate and in line with his peers in the industry.

Compensation and Stock Option Committees of the Board of Directors

          Stock Option Committee                 Compensation Committee
          ----------------------                 ----------------------

          Irwin Lerner                           Irwin Lerner
          Dr. Michael W. Fanger                  Charles R. Schaller
                                                 Dr. Julius A. Vida


         The report of the Compensation and Stock Option Committees shall not be deemed incorporated by reference by any general statement of incorporation by reference of this proxy statement into any filing under the Securities Act of 1933 (the "Securities Act") or under the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that we specifically incorporate this report by reference.

Compensation Committee and Stock Option Committee Interlocks and Insider participation

         The Stock Option Committee is comprised of Irwin Lerner and Dr. Michael
W. Fanger. The Compensation Committee is comprised of Irwin Lerner, Charles R. Schaller and Dr. Julius A. Vida. None of these directors has been an officer or employee of the company during the past three (3) years. No Compensation Committee and Stock Option Committee interlocks exist between us and another entity.

EXECUTIVE COMPENSATION TABLES

         Summary Compensation Table. The following Summary Compensation Table provides the annual and long-term compensation paid to our chief executive officer, Dr. Donald L. Drakeman, and our four (4) most highly paid executive officers other than Dr. Donald L. Drakeman for the years ended December 31, 1996, 1997 and 1998.

                                            Summary Compensation Table

                                   Annual Compensation                                 Long Term Compensation
                                   -------------------                                 ----------------------
                                                                                                Long
   Name and Principal                                             Restricted      Stock         Term
   ------------------                                               Stock        Option/      Incentive        All Other
        Position           Year      Salary           Bonus/1/      Awards        SARs/2/      Payouts       Compensation/3/
        --------           ----      ------           --------      ------       -------       -------       ---------------
Donald L. Drakeman         1998     $359,000          $100,000       $ -          30,000         $ -              $3,200
President and Chief        1997      335,000            97,500         -          71,000           -               3,200
Executive Officer          1996      312,500            97,500         -          20,000           -               4,750

Michael A. Appelbaum       1998      282,500            80,000         -          20,000           -             114,756/4/
Executive Vice             1997      252,500            75,000         -          64,000           -               3,200
President - Finance and    1996      225,000            80,000         -          40,000           -               4,750
Administration,
Secretary, Treasurer
and Chief Financial
Officer

Yashwant M. Deo            1998      294,000            80,000         -          15,000           -              39,296/5/
Senior Vice President -    1997      280,709            80,000         -          29,000           -              21,822/6/
Operations, Research       1996      260,000            65,000         -          20,000           -              25,011/7/
and Development and
Regulatory Compliance

Randall T. Curnow          1998      270,500            60,000         -          10,000           -              73,877/8/
Senior Vice President -    1997      256,500            60,000         -           8,000           -              80,429/9/
Chief Medical Officer      1996      250,000/10/        60,000         -         120,000           -              47,266/11/

Lisa N. Drakeman           1998      148,500            48,000         -          15,000           -               3,200
Senior Vice President -    1997      129,793            40,000         -          57,000           -               3,180
Business Development       1996      115,000            30,000         -          20,000           -               3,477


-----------------------------
(1) A portion of each of the named executive officer's cash compensation for each year shown was paid in the first quarter of the year following the year shown and is reported in this table as bonus.

(2) We have not granted any stock appreciation rights (SARs) or made any long term incentive payouts.

(3)  Unless otherwise specified, represents matching funds under our 401(k)
     Plan.

(4) Includes $3,200 of matching funds under our 401(k) Plan and reimbursement in the amount of $111,556 for certain relocation expenses.

(5) Includes $3,200 of matching funds under our 401(k) Plan and reimbursement in the amount of $36,096 for certain living expenses.

(6) Includes $3,200 of matching funds under our 401(k) Plan and reimbursement in the amount of $18,622 for certain living expenses.

(7) Includes $4,750 of matching funds under our 401(k) Plan and reimbursement in the amount of $20,261 for certain living expenses.

(8) Includes $3,200 of matching funds under our 401(k) Plan and reimbursement in the amount of $70,677 for certain living expenses.

(9) Includes $3,200 of matching funds under our 401(k) Plan and reimbursement in the amount of $77,229 for certain living expenses.

(10) Represents Dr. Curnow's 1996 stated annual salary. Dr. Curnow began his employment with us on May 20, 1996 and received $153,846 in salary during 1996.

(11) Represents reimbursement for certain living expenses.

         Stock Option Table. The following table sets forth information concerning stock options granted during the year ended December 31, 1998 to each of the executive officers named in the Summary Compensation Table. In addition, in accordance with the rules of the SEC, the table shows the hypothetical gains for such options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

                                                                                                       Potential Realizable
                                                                                                         Value at Assumed
                                                                                                       Annual Rates of Stock
                                            Option Grants in Last Fiscal Year                         Price Appreciation for
                                                    Individual Grants                                     Option Term/1/
                                            ---------------------------------                         ----------------------
                                                 % of Total
                                                Options/SARs
                              Options/SARs       Granted to        Exercise or
                                Granted         Employees in       Base Price       Expiration
          Name                  (#)/2/          Fiscal Year       ($/Share)/3/         Date               5% ($)      10% ($)
          ----             -------------------  ------------      -------------     ----------            ------      -------
Donald L. Drakeman              30,000              14%             $  2.94         10/4/08           $  55,455     $ 140,551
Michael A. Appelbaum            20,000               9                 2.94         10/4/08              36,966        93,695
Yashwant M. Deo                 15,000               7                 2.94         10/4/08              27,721        70,267
Randall T. Curnow               10,000               5                 2.94         10/4/08              18,476        46,838
Lisa N. Drakeman                15,000               7                 2.94         10/4/08              27,721        70,267

---------------------

(1) The "potential realizable value" shown will be achieved only if the options have been held for the full ten years and the stock price has appreciated at the assumed rate. For the named executive officers, the value is calculated from the option price per share of options granted in fiscal year 1998. Potential realizable value is listed for illustration purposes only. The values disclosed are not intended to be and should not be interpreted as representations or projections of future value of our stock or of the stock price.

(2) All options may be exercised at any time before the expiration date so long as employment with us continues; provided, however, that the options may be exercised within twelve months after the death of the optionee or three months after the termination of the optionee's employment as the result of disability. We have granted no SARs under the Plans.

(3)  All grants were made at 100% of fair market value as of the date of grant.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values. The following table presents the number and value of unexercised options held by each of the executive officers named in the Summary Compensation Table at December 31, 1998, distinguishing between options that are exercisable and those that are not exercisable. No options were exercised by any of the executive officers named in the Summary Compensation Table during the 1998 fiscal year.


    Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year End
                             Option/SAR Values/1/

                           Shares                         Number of Unexercised        Value of Unexercised In-
                          Acquired                           Options/SARs at            the-Money Options/SARs
                             on          Value               Fiscal Year End           at Fiscal Year End ($)/3/
                          Exercise     Realized/2/       -------------------------     -------------------------
         Name               (#)           ($)            Exercisable Unexercisable     Exercisable Unexercisable
         ----              -----         -----           ----------- -------------     ----------- -------------
Donald L. Drakeman           -             -              590,000         30,000        $ 855,908       $ 2,700
Michael A. Appelbaum         -             -              314,000         20,000           65,100         1,800
Yashwant M. Deo              -             -              237,400         15,000            -             1,350
Randall T. Curnow            -             -              128,000         10,000            -               900
Lisa N. Drakeman             -             -              104,750         15,000           13,388         1,350

---------------------------------

(1) All options were granted at 100% of fair market value on the date of grant. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have us withhold shares otherwise issuable under the option with a fair market value equal to such obligations.

(2) Fair market value of underlying securities at exercise minus the exercise price.

(3) Based upon the last reported sale price of our Common Stock on the Nasdaq National Market of $3.03 on December 31, 1998.


     We have not deferred payment of any cash compensation payable to executive officers for services rendered during the last fiscal year. No executive officer received compensation not reported in the Summary Compensation Table, other than pursuant to the Plans, in excess of $50,000 or 10% of the compensation reported in the Summary Compensation Table.

EMPLOYMENT AND CONSULTING AGREEMENTS

     Dr. Donald L. Drakeman. We have entered into an employment agreement with Dr. Donald L. Drakeman pursuant to which he is employed as our President and Chief Executive Officer. Dr. Drakeman's current salary is $373,000, which the Board of Directors may increase at its discretion. Dr. Drakeman also receives additional benefits that are generally provided our other employees. The agreement expires on October 1, 2001, and is automatically renewed for successive one year terms unless we or Dr. Drakeman elect not to renew. If the agreement is not renewed by us, Dr. Drakeman is entitled to one (1) year's severance pay, subject to reduction if Dr. Drakeman finds alternative employment during that period. If we terminate Dr. Drakeman's employment without cause, Dr. Drakeman is entitled to two (2) full years' severance pay, depending on the date of termination. In the event of a change in control of Medarex, Dr. Drakeman has the right to terminate the agreement on 90 days' written notice to us. In such event, we will pay Dr. Drakeman an amount equal to one (1) full year's salary. Dr. Drakeman has the right to resign voluntarily upon giving us 90 days' prior notice, in which case he will be subject to a noncompetition covenant for a period of one (1) year from the date of termination. If Dr. Drakeman elects not to renew his employment for the 1999 calendar year, he will be subject to a noncompetition covenant for a period of one (1) year from the date he gives notice of nonrenewal. If Dr. Drakeman elects not to renew his employment beyond the 1999 calendar year, Dr. Drakeman will not be subject to a noncompetition covenant. Noncompetition agreements are not always enforceable due to public policy limitations existing in various states and the difficulty of obtaining injunctive relief.

     Mr. Michael A. Appelbaum. We have entered into an employment agreement with Michael A. Appelbaum pursuant to which he is employed as our Executive Vice President - Finance and Administration, Chief Financial Officer, Secretary and Treasurer and President. Mr. Appelbaum's current salary is $295,000 and may be periodically increased by the Board of Directors. The agreement expires on October 1, 2001 and is automatically renewed for successive one (1) year terms unless the Company or Mr. Appelbaum elects not to renew. If the agreement is not renewed by us Mr. Appelbaum is entitled to one (1) year's severance pay. The agreement contains prohibitions against the disclosure of any confidential information concerning our business, accounts, or finances. It also contains covenants not to compete which are subject to differing qualifications upon termination with cause, without cause, non-renewal, and upon a change of control. Further, the agreement provides for two (2) full years' salary to be paid to Mr. Appelbaum in the event he is terminated without cause. In the event of a change of control of Medarex, Mr. Appelbaum shall also be entitled to receive one (1) full year's salary in the event he elects to terminate his employment or he is terminated for cause within one (1) year after such change of control.

     Dr. Yashwant M. Deo. We have entered into an employment agreement with Dr. Yashwant M. Deo pursuant to which he is employed as our Senior Vice President-Operations, Research and Development and Regulatory Compliance. Dr. Deo's current salary is $305,000 and may be periodically increased by the Board of Directors. The agreement expires on October 1, 2001 and is automatically renewed for successive one (1) year terms unless we or Dr. Deo elects not to renew. If the agreement is not renewed by us Dr. Deo is entitled to one (1) year's severance pay. The agreement contains prohibitions against the disclosure of any confidential information concerning our business, accounts or finances. It also contains covenants not to compete which are subject to differing qualifications, upon termination with cause, without cause, non-renewal, and upon a change of control. Further, the agreement provides for one (1) full year's salary to be paid to Dr. Deo in the event he is terminated without cause. In the event of a change of control of Medarex, Dr. Deo shall also be entitled to receive two (2) years' salary in the event he elects to terminate his employment or he is terminated for cause within one (1) year of such change of control.

     Dr. Randall T. Curnow. We have entered into an employment agreement with Dr. Randall T. Curnow pursuant to which he is employed as our Senior Vice President and Chief Medical Officer. Dr. Curnow's current salary is $278,000 and may be periodically increased by the Board of Directors. The agreement expires on May 20, 1999 and is automatically renewed for successive one (1) year terms unless we or Dr. Curnow elects not to renew. If the agreement is not renewed by us Dr. Curnow is entitled to one (1) year's severance pay. The agreement contains prohibitions against the disclosure of any confidential information concerning our business, accounts or finances. It also contains covenants not to compete which are subject to differing qualifications, upon termination with cause, without cause, non-renewal, and upon a change of control. Further, the agreement provides for one (1) full year's salary to be paid to Dr. Curnow in the event he is terminated without cause. In the event of a change of control of Medarex, Dr. Curnow shall also be entitled to receive two (2) years' salary in the event he elects to terminate his employment or he is terminated for cause within one (1) year of such change of control.

    Dr. Michael W. Fanger. We have entered into a consulting agreement with Dr. Michael W. Fanger, one of our scientific founders, pursuant to which Dr. Fanger has agreed to perform certain consulting services for us and agreed that any of his future inventions relating to our core technology would be assigned to us. The term of this agreement expires in July of each calendar year, and is automatically extended indefinitely for additional one (1) year-terms unless notice is given by either party of its election not to so extend the agreement.

    Dr. Julius A. Vida. We maintain a consulting agreement with Dr. Julius A. Vida pursuant to which Dr. Vida has agreed to perform certain consulting services relating to the development of corporate partnerships and licensing programs. Under the terms of this agreement, Dr. Vida will receive $1,600 per month plus $1,600 per day for each day of service in excess of 12 days per calendar year. Dr. Vida will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with services provided at our request. The agreement will be automatically renewed for so long as Dr. Vida remains a member of our Board of Directors.

     Irwin Lerner. We maintain a consulting agreement with Irwin Lerner, pursuant to which Mr. Lerner has agreed to perform certain consulting services relating to strategic planning and the development of corporate partnerships. Under the terms of this agreement, Mr. Lerner will receive $2,500 per month during the term of the agreement. Mr. Lerner will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with services provided at our request. The agreement will be automatically renewed for so long as Mr. Lerner remains a member of our Board of Directors.

     Dr. W. Leigh Thompson, Jr. We maintain a consulting agreement with Dr. W. Leigh Thompson, Jr., pursuant to which Dr. Thompson has agreed to perform certain consulting services relating to strategic planning and the development of corporate partnerships. Under the terms of this agreement, Dr. Thompson will receive $1,200 per month during the term of the agreement. Dr. Thompson will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with services provided at our request. The agreement will be automatically renewed for so long as Dr. Thompson remains a member of our Board of Directors.

     Mr. Charles R. Schaller. We maintain an arrangement with Charles R. Schaller pursuant to which Mr. Schaller provides business and strategic planning services. It is not anticipated that he will receive more than $2,000 per month in connection with this arrangment. Mr. Schaller will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with services provided at our request.

     We require our employees to execute confidentiality and nondisclosure agreements upon the commencement of employment with us. The agreements provide that all inventions or discoveries by the employee related to our business and all confidential information developed or made known to the employee during the term of employment shall be our exclusive property and shall not be disclosed to third parties without our prior approval. As indicated above, however, public policy limitations and the difficulty of obtaining injunctive relief may impair our ability to enforce the non-competition and nondisclosure covenants made by our employees.

STOCK PRICE PERFORMANCE GRAPH

     The graph and table below compare the cumulative total stockholder return (stock price appreciation plus reinvested dividends, if any) on an annual basis for our Common Stock against the cumulative total returns on the Nasdaq Stock Market Index (U.S.) and a peer group we selected by the Company for the period from December 31, 1993 through December 31, 1998. The peer group consists of the following biotechnology companies: Imclone Systems, Inc.; Protein Design Labs, Inc.; Xoma Corporation; Cytogen Corporation; Idec Pharmaceuticals Corporation; Immunogen, Inc.; Cantab Pharmaceuticals plc; NeoRx Corporation; and Immunomedics, Inc. The relevant information with respect to the peer group was furnished by Research Data Group.



                           [LINE GRAPH APPEARS HERE]



                                        12/31/93    12/31/94     12/31/95     12/31/96     12/31/97    12/31/98
Medarex, Inc..........................    $100        $ 37         $  92        $  90        $  68       $  39
Peer Group............................    $100        $ 56         $ 100        $ 131        $ 130       $ 115
Nasdaq Stock Market Index (U.S.)......    $100        $ 98         $ 138        $ 170        $ 209       $ 293

* The above graph and table assume $100 invested on December 31, 1993, with all dividends reinvested, in each of our Common Stock, the Nasdaq Stock Market Index (U.S.) and the peer group. Of the nine companies in the peer group, six had an average cumulative total return at December 31, 1998 of $47 and three had an average cumulative total return at December 31, 1998 of $366.

MEDAREX STOCK OWNED BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth as of April 1, 1999, the number of shares and percentage of our Common Stock held by (i) each person who owns of record or who is known by us to "beneficially own" more than 5% of our Common Stock, (ii) each of our executive officers and directors, and (iii) all of our officers and directors as a group. As of April 1, 1999, we had 31,507,186 shares of Common Stock issued and outstanding.

     "Beneficial ownership" is broadly defined by the SEC to mean more than ownership in the usual sense. So, for example, a person "beneficially" owns our Common Stock not only if he or she holds it directly, but also if he or she indirectly (through a relationship, a position as a director or trustee, or a contract or understanding), has (or shares) the power to vote the stock, or to sell it, or if he or she has the right to acquire it within 60 days.

                                                                              Amount and Nature of
                                                                                   Beneficial              Percent
Officers, Directors and Principal Stockholders                                    Ownership/(1)/            Owned
----------------------------------------------                                -------------------          -------
BCC Acquisition I LLC /(2)/..............................................        4,176,673                 11.9
c/o Bay City Capital
750 Battery Street, Suite 600
San Francisco, CA  94111

Dr. Donald L. Drakeman /(3)/.............................................          729,525                  2.3

Dr. Michael Fanger /(4)/.................................................          577,025                  1.8

Michael A. Appelbaum /(5)/...............................................          335,850                  1.1

Charles R. Schaller /(6)/................................................          306,925                  1.0

Dr. Yashwant M. Deo /(7)/................................................          252,400                   *

Dr. Frederick B. Craves /(8)/ ...........................................          173,390                   *

Dr. Lisa N. Drakeman  /(9)/..............................................          150,286                   *

Dr. Randall T. Curnow /(10)/.............................................          138,000                   *

Irwin Lerner /(11)/......................................................          128,000                   *

Dr. Julius A. Vida /(12)/................................................           68,268                   *

Dr. W. Leigh Thompson, Jr. /(13)/........................................           53,000                   *

Robert Iggulden /(14)/...................................................           53,000                   *

All officers and directors as a group (twelve persons) /(15)/............        2,965,669                  8.8

-------------------------------

(1) The persons named in the table above have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them subject to community property laws where applicable and the information contained in this table and these notes.

(2) Includes 454,796 shares issuable pursuant to immediately exercisable warrants.

(3) Does not include 15,000 shares held by Dr. Donald L. Drakeman's wife, Dr. Lisa N. Drakeman, 119,750 shares issuable pursuant to immediately exercisable options held by Dr. Lisa N. Drakeman, or 15,536 shares held in trusts for the benefit of Cynthia and Amy Drakeman. Dr. Lisa N. Drakeman is the trustee of such trusts. Dr. Donald L. Drakeman disclaims beneficial ownership of such shares. Includes 620,000 shares issuable pursuant to immediately exercisable options.

(4) Includes 135,000 shares issuable pursuant to immediately exercisable options and 80,000 shares held by Dr. Fanger's wife.

(5) Includes 334,000 shares issuable pursuant to immediately exercisable options.

(6) Includes 120,800 shares issuable pursuant to immediately exercisable options.

(7) Represents 252,400 shares issuable pursuant to immediately exercisable options.

(8) Includes 109,954 shares held by BCC Acquisition I LLC ("BCC Acquisition"), 13,436 shares issuable pursuant to immediately exercisable warrants held by BCC Acquisition. Dr. Craves disclaims beneficial ownership of such shares. Includes 50,000 shares issuable pursuant to immediately exercisable options.

(9) Does not include 109,525 shares held by Dr. Donald L. Drakeman or 620,000 shares issuable pursuant to immediately exercisable options held by Dr. Donald L. Drakeman, Dr. Lisa N. Drakeman's husband. Dr. Lisa N. Drakeman disclaims beneficial ownership of such shares. Includes 15,536 shares of the Company's Common Stock held in trust for the benefit of Cynthia and Amy Drakeman, Dr. Drakeman's minor children. Dr. Lisa N. Drakeman is the trustee of such trusts. Includes 119,750 shares issuable pursuant to immediately exercisable options.

(10) Represents 138,000 shares issuable pursuant to immediately exercisable options.

(11) Includes 113,000 shares issuable pursuant to immediately exercisable options.

(12) Includes 65,000 shares issuable pursuant to immediately exercisable options. Also, includes 103 shares held by Dr. Vida's son and 1,165 shares held by Dr. Vida's wife.

(13) Represents 53,000 shares issuable pursuant to immediately exercisable options.

(14) Represents 53,000 shares issuable pursuant to immediately exercisable options.

(15) Includes 2,066,586 shares issuable pursuant to immediately exercisable options and warrants.

* Less than 1%.

SECTION 16(a) REPORTING

       Under the securities laws of the United States, our directors, our executive officers (and certain other officers), and any persons holding ten percent (10%) or more of our Common Stock are required to report their ownership of our Common Stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established and we are required to report in this Proxy Statement any failure to file by these dates during 1998. All of these filing requirements were satisfied by our directors and executive officers during 1998.

PROPOSAL 2 - APPROVAL OF THE 1999 STOCK OPTION PLAN

       The Board has unanimously approved the 1999 Stock Option Plan and has directed that it be submitted for the approval of the shareholders at the Annual Meeting. The 1999 Stock Option Plan, will become effective on the date of shareholder approval (the "Effective Date").

      The following description of the 1999 Stock Option Plan is only a summary of the important provisions of the 1999 Stock Option Plan and does not contain all of the terms and conditions of the 1999 Stock Option Plan. You can obtain a copy of the full text of the 1999 Stock Option Plan, without charge, upon request to our corporate Secretary.

What Is the Purpose of the 1999 Stock Option Plan?

       The purpose of the 1999 Stock Option Plan is to help us hire and keep directors, consultants, officers and other employees of outstanding ability and to motivate employees to exert their best efforts on our behalf. In addition, we expect to benefit from the added interest which the optionees will have in our welfare as a result of their ownership or increased ownership of our Common Stock.

What Types of Options and Awards Can be Granted Under the 1999 Stock Option
Plan?

       Options and other awards authorized under the 1999 Stock Option Plan include:

       . incentive stock options ("ISOs") which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code");

       . stock options which are "non-qualified" for federal income tax purposes
         ("NQOs"), to which the provisions of the Code pertaining to ISOs do not apply;

       . restricted stock awards, which are awards of stock that are subject to forfeiture in the event of premature termination of employment, our failure to meet certain performance objectives, or other conditions;

       . stock appreciation rights ("SARs"), which enable a recipient to profit immediately from the difference between the exercise price of an option and the fair market value of the stock;

       . deferred stock awards, which are awards of stock that are not distributed to the participant until after a specified deferral period;

       . and other stock-based awards permitted under the 1999 Stock Option Plan
         (including, but not limited to, performance shares and convertible debentures).

       Each award described above is sometimes referred to in this Proxy Statement as an "Award", and all such awards are sometime collectively referred to in this Proxy Statement as "Awards".

      The 1999 Stock Option Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended.

How Will the 1999 Stock Option Plan Be Administered?

       . The 1999 Stock Option Plan will be administered by the Stock Option
         Committee, which shall consist of at least two (2) directors, appointed by the Board, who are "Non-Employee Directors" as defined by the SEC under Rule 16b-3.

       . The term of office of the Stock Option Committee members will be as fixed from time to time by the Board of Directors. The Board may from time to time remove members from the Stock Option Committee, with or without cause, or add members to the Stock Option Committee. Vacancies in the Stock Option Committee, however caused, will be filled by the Board.

       . Subject to the express terms and conditions of the 1999 Stock Option
         Plan, the Stock Option Committee will have full power to make Awards, to construe or interpret the 1999 Stock Option Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for its administration. Except as otherwise provided in the 1999 Stock Option Plan, the Stock Option Committee may also determine which persons shall be granted Awards, the nature of the Awards granted, the number of shares subject to Awards and the time at which Awards shall be made. Such determinations will be final and binding.

How Much Stock Will Be Available Under the 1999 Stock Option Plan?

       . The only class of stock subject to an Award is Common Stock. The maximum number of shares of Common Stock with respect to which Awards may be granted is 750,000 shares, however, this number is subject to adjustment in the event of a recapitalization, reorganization or similar event.

       . The maximum number of shares of Common Stock with respect to which Awards may be granted to any participant in any year is 100,000 shares.

       . Shares may consist, in whole or in part, of authorized and unissued shares or treasury shares, except that treasury shares must be used in the case of Awards of restricted stock. Any shares represented by Awards which are cancelled, forfeited, terminated or expire unexercised will again be available for grants and issuance under the 1999 Stock Option Plan.

Who Is Eligible to Participate in the 1999 Stock Option Plan?

       . Persons eligible for Awards under the 1999 Stock Option Plan will be limited to directors, consultants, officers and other employees of Medarex and our subsidiaries who are responsible for the management, growth, profitability and protection of the business of Medarex and our subsidiaries ("Eligible Persons").

       . The Stock Option Committee will select who will receive Awards and the amount and nature of such Awards.

What Happens If the Number of Outstanding Shares Changes Because of a Merger, Consolidation, Recapitalization or Reorganization?

       . In the event that our outstanding shares of Common Stock are increased, decreased or changed or converted into other securities by reason of merger, reorganization, consolidation, recapitalization, stock dividend, extraordinary cash dividend or other change in our corporate structure affecting the stock, the number of shares that may be delivered under the 1999 Stock Option Plan and the number and/or the option price of shares subject to outstanding options and any other Awards under the 1999 Stock Option Plan may be adjusted in the sole discretion of the Stock Option Committee to the extent that the Stock Option Committee determines to be appropriate, provided, however, that the number of shares subject to any Awards will always be a whole number, and provided further that, in the case of ISOs, no such adjustment will be authorized to the extent that it would constitute a "modification" as defined in Section 424(h)(3) of the Code or would cause the 1999 Stock Option Plan to violate Section 422(b)(1) of the Code or any successor provision thereto.

       . The adjusted option price will also be used to determine the amount payable to us upon the exercise of any SAR associated with any option.

When Will the 1999 Stock Option Plan Terminate?

       The 1999 Stock Option Plan will expire on May 19, 2009, but the Board of Directors may terminate the 1999 Stock Option Plan at any time prior to that date and Awards granted prior to such termination may extend beyond such date. Termination of the 1999 Stock Option Plan will not alter or impair, without the consent of the optionee or grantee, any of the rights or obligations of any Award made under the 1999 Stock Option Plan.

What Changes Can the Board Make to the 1999 Stock Option Plan?

       The Board may from time to time alter, amend, suspend or discontinue the 1999 Stock Option Plan; however, no such action of the Board may alter the provisions of the 1999 Stock Option Plan so as to alter any outstanding Awards to the detriment of the optionee or participant without his consent, and no amendment to the 1999 Stock Option Plan may be made without stockholder approval if such amendment would materially increase the benefits to participants in the 1999 Stock Option Plan, materially increase the number of shares issuable under the 1999 Stock Option Plan, reduce below 100% (110% in the case of a 10% Owner) of the fair market value on the date of grant the price per share of which any option may be granted, extend the terms of the 1999 Stock Option Plan or the period during which option may be granted or exercised or materially modify require ments as to eligibility to participate in the 1999 Stock Option Plan.

What Are the Important Provisions of the Plan With Respect to Each Type of
Award?

A. Options
   -------

       Option Price. The Stock Option Committee shall determine the option price of all NQOs and all ISOs; provided however, the option price shall not be less than 100% of the fair market value of the Common Stock on the date the option is granted and, provided, further, that in the case of a participant who owns more than 10% of our issued and outstanding stock on the date of grant, the option price of an ISO shall be at least 110% of the fair market value of the Common Stock on the date the option is granted. The aggregate fair market value of the Common Stock with respect to which an ISO is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.

       Option Term. The Stock Option Committee shall determine the expiration date of each Option; provided, however, no ISO shall be exercisable after the expiration of ten (10) years and (1) one day from the date the option was granted, and, provided, further, that ISOs granted to employees who are 10% owners on the date of grant shall expire no later than five (5) years from the date of grant. Options may terminate earlier as provided elsewhere herein.

       Exercisability of Options. The Stock Option Committee shall determine when Options are exercisable, in whole or in part, provided, however, that, except as provided in the 1999 Stock Option Plan, or unless otherwise determined by the Stock Option Committee at or subsequent to the date of grant, Options will not be exercisable until the first anniversary date of the granting of the Option. Options granted under the 1999 Stock Option Plan are subject to provisions regarding acceleration of exercise in the event of a Change of Control (as defined in the 1999 Stock Option Plan), including exercise by officers, directors and 10% Owners, and termination of employment due to retirement, death, disability, termination without cause and voluntary termination with our consent.

       Method of Exercise. Options may be exercised, in whole or in part, by giving us written notice of exercise specifying the optionee's election to purchase shares subject to option or to receive cash payment. Upon exercise of Options and payment of the exercise price, we will issue shares out of the amount so authorized under the 1999 Stock Option Plan. The exercise price of an Option shall be paid for in full (i) with cash (either by certified or bank check), or (ii) at the sole discretion of the Stock Option Committee, in the equivalent fair market value of shares of unrestricted Common Stock already owned by the optionee, properly endorsed, or (iii) in the case of NQOs and at the sole discretion of the Stock Option Committee, in the equivalent fair market value of restricted Common Stock already owned by the optionee, or deferred stock subject to an Award under our Plans. The Stock Option Committee may require any person entitled to receive payment in respect of an Award to remit to us, prior to such payment, an amount sufficient to satisfy any federal, state or local tax withholding requirements.

       Unless the Stock Option Committee determines otherwise at the time of grant, during the 60- day period after a Change of Control, and with respect only to Options that are unaccompanied by an SAR, each optionee (other than (i) a member of the Stock Option Committee or (ii) an optionee who initiated a Change of Control in a capacity other than as one of our officers or directors) shall have the right to elect, by giving us written notice, to surrender all or part of the Option to us and to receive in cash (in lieu of exercising the Option) an amount equal to the amount by which the fair market value per share of the Common Stock on the date of exercise exceeds the exercise price per share under the Option multiplied by the number of shares of Common Stock granted under the Option as to which such right is exercised.

       However, any officer, director or 10% Owner of our capital stock (collectively, an "Insider") may only settle such right by either (A) making an election to settle such right to the extent the election during such 60-day period falls within one of four (4) ten-day periods, each period beginning on the third business day following the release of our quarterly or annual financial summary statements of sales and earnings (the "Summary Statements"), as the case may be, and ending on the twelfth business day following each such date (each such period being a "Window Period"), provided that we shall have been subject to and met all reporting requirements under the Exchange Act, for at least one (1) year prior to such settlement, or (B) pursuant to an irrevocable election to settle the right no earlier than six (6) months after the date of such election, which election need not occur during a Window Period, provided that the change of control transaction was approved by our shareholders (excluding Insider shareholders).

       The fair market value of the Common Stock attributable to any such right associated with an ISO is calculated on the same basis of determining the fair market value on the date of exercise of the ISO. The fair market value of the Common Stock attributable to any such right associated with an NQO is the higher of (i) the highest reported sale price of our Common Stock on the Nasdaq National Market for the 60-day period preceding the Change of Control and (ii) the highest per share price paid in any change of control transaction.

       Restrictions on Transferability. The Stock Option Committee, in its absolute discretion, may impose such restrictions on the transferability of the Options granted under the 1999 Stock Option Plan as it deems appropriate. Any such restrictions shall be set forth in the Stock Option Agreement with respect to such Options and may be referred to on the certificates evidencing such shares. ISOs may not be transferred by an optionee other than by will or by laws of descent and distribution.

       Effect of Termination of Employment, Death, Retirement or Permanent Disability. Except as hereinafter provided, every Option granted pursuant to the 1999 Stock Option Plan shall terminate on the earlier to occur of (i) the fixed expiration date set forth in the Option Agreement; and (ii) (a) if an employee ceases to be employed by us by reason of retirement or permanent disability, then three (3) years after such cessation of employment, to the extent that the employee was entitled to exercise it on the date of his cessation of employment, or (b) if an employee dies while employed by us or within three (3) years of his termination of employment by reason of retirement or permanent disability, then by his legal representative at any time within fifteen (15) months after his death in the event the optionee died while employed by us or within twelve (12) months of his death in the event the optionee died after retirement or permanent disability. Such Option exercises may only be made after the date of such termination for the full number of shares subject to the Option.

       If an optionee's relationship or employment by us terminates for any reason other than death, permanent disability or retirement, every Option granted to the optionee pursuant to the 1999 Stock

Option Plan shall thereupon terminate; provided, however, that if such employment is terminated by our action (other than for reason of willful violation by the optionee of our rules), or by voluntary resignation of the optionee, in either case within eighteen (18) months following a Change of Control, Options held by such optionee may be exercised in full until the earlier of their expiration in accordance with their terms and six (6) months and one (1) day from such termination.

       If an optionee's employment is terminated for any reason other than the foregoing, the Option shall thereupon terminate. Transfers of employees among our affiliates and authorized leaves of absence are not deemed terminations of employment.

       If an optionee holding ISOs does not exercise the Option within three (3) months after termination of his employment (one (1) year if his employment was terminated due to disability) the Option shall cease to be an ISO and shall be treated as an NQO for federal income tax purposes. In the event that an optionee's employment is terminated by reason of his death any ISOs shall continue to be treated as ISOs regardless of when they are exercised.

       Option Buyout. The Stock Option Committee may at any time offer to repurchase an Option, based on such terms and conditions as the Stock Option Committee shall establish at the time of such offer.

B. Stock Appreciation Rights
   -------------------------

       Grant and Exercise. SARs enable a recipient to profit immediately from the disparity between the exercise price of the option and the fair market value of the stock. SARs may be granted as part of an Award (i) in the case of an NQO, at the time of the grant or thereafter, and (ii) in the case of an ISO, at the time of the grant only. SARs generally terminate upon the exercise of the related option and, unless exercised in connection with the death or permanent disability of the participant, are subject to the exercise conditions imposed on Insiders by Section 16 of the Exchange Act. SARs granted in connection with ISOs may be exercised only when the market price of the stock subject to the ISO exceeds the option price of the ISO.

       Method of Exercise. Upon exercise of the SAR, the optionee shall receive in cash or stock, as determined by the Stock Option Committee, the difference between the fair market value of the stock at the time of exercise and the exercise price of the option, multiplied by the number of shares in respect of which the SAR has been exercised. However, for 60 days following a Change of Control, an SAR unaccompanied by an ISO shall be valued at the higher of (a) the highest reported sales price on the Nasdaq National Market (or on such other exchange as our stock may then be listed) and (b) the highest price paid per share of our stock in such Change of Control transaction.


C.  Restricted Stock, Deferred Stock And Other Stock Based Awards
    -------------------------------------------------------------

       Grant. The Stock Option Committee may, in its discretion, award to a recipient either restricted stock, deferred stock or other stock based awards (collectively the "Stock Awards"). The Stock Awards will be evidenced by an agreement and provide that the stock subject to the Stock

Award is not transferable for a specified period, or, in the case of an Award of deferred stock, not issuable for a specified period. In the case of a deferred stock Award, the Stock Option Committee may require a minimum payment at the end of the restrictive period or completion of a specified performance period and, in the event of a Change of Control, Stock Awards will be immediately issued to the recipient. Each recipient of a Stock Award will be a stockholder and have all the rights of a stockholder with respect to such shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such shares. Subject to the provisions of the 1999 Stock Option Plan and each agreement, each recipient of the Stock Award will be entitled to receive currently or on a deferred basis, interest or dividends, or equivalents thereof, with respect to such Award and the Stock Option Committee may provide that such amounts shall be deemed to be reinvested in additional stock or otherwise reinvested. Any stock based Award shall be issued for no cash consideration and any underlying securities of such Award shall be priced at no less than 50% of the fair market value of the stock on the date of grant.

       If the recipient of a Stock Award ceases to be an employee for any reason, then the Stock Award is subject to forfeiture, except as provided in the particular agreement, and except as such forfeiture may be waived by the Stock Option Committee when it, in its discretion, determines that such waiver is in our best interests.

       In the event of a participant's retirement, permanent disability or death, or in cases of special circumstances, the Stock Option Committee may waive any or all of the remaining restrictions and limitations imposed under the 1999 Stock Option Plan with respect to any Stock Awards.

      Restrictions on Transferability. Shares of restricted stock and deferred stock Awards may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of until such time as the stated restrictions, or deferral period, as the case may be, lapse. The Stock Option Committee, in its absolute discretion, may impose such restrictions on the transferability of the Stock Awards granted this 1999 Stock Option Plan as it deems appropriate. Any such restrictions shall be set forth in the Stock Option Agreement with respect to such Stock Awards and may be referred to on the certificates evidencing such shares. Shares of restricted stock will be evidenced by a certificate that bears a restrictive legend.

What are the Federal Income Tax Consequences of the 1999 Stock Option Plan?

       The following discussion is a summary of the Federal income tax consequences to recipients of Awards and to us with respect to Awards granted under the 1999 Stock Option Plan. The 1999 Stock Option Plan is not qualified under Section 401(a) of the Code.

       Incentive Stock Options (ISOs). No income is generally recognized by an optionee when an ISO is granted or exercised. If the stock obtained upon exercise of an ISO is sold more than one (1) year after exercise and two (2) years after grant, the difference between the ption price and the amount realized on the sale will be treated as long-term capital gain, which presently is subject to tax at a maximum rate of 20%. We are not entitled to a deduction as a result of the grant or exercise of an ISO or the sale of the stock acquired upon exercise thereof if the stock is held by the optionee for the requisite periods.

       If, however, the stock acquired upon exercise of an ISO is sold less than one (1) year after exercise or less than two (2) years after grant, the lesser of (i) the difference between the fair market value on the date of exercise and the option price or (ii) the difference between the amount realized on the sale and the option price will be treated as ordinary income, which presently is subject to tax at a maximum rate of 39.6%, and we will be entitled to a corresponding deduction. The excess of the amount realized on the sale over the fair market value on the date of exercise, if any, will be treated as long-term or short-term capital gain, depending on the length of time the stock is held.

       The excess of the fair market value of the stock over the option price on the date of exercise of an ISO will constitute an adjustment for alternative minimum tax purposes which may result in the optionee being subject to the alternative minimum tax.

       Nonqualified Stock Options (NQOs). No income is recognized by an optionee when an NQO is granted. Except as described below, upon exercise of an NQO an optionee is treated as having received ordinary income at the time of exercise in the amount equal to the difference between the option price paid and the then fair market value of the Common Stock acquired. We will be required to withhold tax thereon and will be entitled to a deduction at the same time and in an amount corresponding to such difference. The optionee's basis in the Common Stock acquired upon exercise of an NQO will be equal to the option price plus the amount of ordinary income recognized, and any gain or loss thereafter recognized upon disposition of the Common Stock is generally treated as capital gain or loss.

       $100,000 Exercise Limitation for ISOs. If the aggregate fair market value of stock (determined at the date of grant) with respect to which ISOs granted after December 31, 1986 become exercisable, whether by passing of an anniversary date, acceleration or otherwise, during any one (1) calendar year exceeds $100,000, the excess will be treated for tax purposes as NQOs, with options being taken into account therefor in the order of grant.

       Payment with Common Stock. The 1999 Stock Option Plan allows an optionee to deliver Common Stock he already owns in payment of the option price. For any shares of Common Stock so exchanged, an amount equal to the fair market value thereof on the date tendered will be credited against the option price. In general, an optionee will not recognize gain with respect to any shares delivered to us in exchange for new shares acquired in the exercise of an Option.

       In the event Common Stock is used to pay the option price for an NQO, gain or loss will not be recognized in connection with such exchange to the extent that the number of shares of stock received on exercise does not exceed the number of shares of stock surrendered. The optionee's basis in the new shares will be equal to the basis of the stock surrendered and the holding period thereof will include the holding period of the shares exchanged. The fair market value of any additional shares received upon exercise of an NQO in exchange for stock (less any cash or other property paid in connection with the exercise), will constitute compensation to the optionee taxable as ordinary income. The optionee's basis in these additional shares will be equal to the amount of compensation included in income plus any cash or value of other property paid upon exercise, and the holding period therefor will begin on the date of the exchange.

       In the event Common Stock is used to pay the option price for an ISO, gain or loss normally will not be recognized in connection with such exchange. To the extent that the number of shares of stock received on exercise does not exceed the number of shares surrendered, proposed Treasury Regulations provide that the optionee's basis in these shares will be equal to the basis of the stock surrendered and, except as provided below, has the same holding period as the stock surrendered. To the extent the optionee receives a number of shares in excess of the number of shares surrendered, the optionee's basis in such additional shares will be zero (plus any gain recognized and any cash paid in connection with the exercise) and the holding period for such additional shares will begin on the date of such exchange.

       If Common Stock acquired upon the exercise of an ISO is delivered in payment of the option price upon the exercise of a second ISO before the stock was held for the requisite holding period, then the stock so delivered will not be eligible for tax-free treatment in the exchange, but instead the optionee generally will be required to recognize ordinary income at the time such stock is delivered as described above under "Incentive Stock Options."

       There are special complex rules relating to the allocation of basis and the holding period of ISO stock acquired by payment with previously held Common Stock. For example, the disposition of such shares prior to the end of the required holding period may result in a greater portion of the proceeds of disposition being treated as ordinary compensation income than might otherwise be expected.

       Stock Appreciation Rights (SARs). No tax is imposed on an optionee pursuant to a grant of an SAR. Upon exercise of an SAR, the optionee will recognize ordinary income equal to the amount of cash he receives, and we will be entitled to a compensation deduction. SAR payments are wages subject to withholding at the regular withholding rates applicable to the optionee's salary income. For a salaried optionee, the amount received upon settlement of an SAR is a "supplemental wage payment" subject to a flat 28% withholding obligation.

      Temporary and Proposed Treasury Regulations provide that an alternative right to receive a taxable cash payment for the cancellation or surrender of an ISO does not disqualify the Option as an ISO if the exercise of the right has the same economic and tax consequences as the exercise of the Option followed by the immediate sale of the underlying shares. Accordingly, the grant of an SAR linked to an ISO under the 1999 Stock Option Plan will not cause the ISO to lose its preferential tax treatment because the SAR will result in the same economic and income tax consequences to the optionee as if the optionee had exercised the ISO and sold the stock received upon exercising the ISO.

       Restricted Stock. Restricted Stock awarded to an employee may be subject to any number of restrictions (including deferred vesting, limitations on transfer, and forfeitability) imposed by the Stock Option Committee. In general, the receipt of Restricted Stock will not result in the recognition of income by an employee until such time as the shares are either not forfeitable or are freely transferable. Upon the lapse of such restrictions, the employee will be required to include as ordinary income the difference between the amount paid for the Restricted Stock, if any, and the fair market value of such stock on the date the restrictions lapse, and we will be entitled to a corresponding deduction. In addition, any dividends paid with respect to the Restricted Stock prior to the lapse of the restrictions will be treated as compensation income by the employee and will be deductible by us. Employees receiving Restricted Stock Awards may elect to include the value of such stock (less any amounts paid for such stock) as ordinary income at the time the Award is made. Employees making this election would treat any gain or loss realized on a sale of the Restricted Stock as capital gain or loss, but would not be entitled to any loss deduction if they forfeited the Restricted Stock pursuant to the restrictions imposed by the Stock Option Committee.

       Deferred Stock. Deferred Stock awarded to an employee will not be delivered to the employee until after a specified period of time (the "Deferral Period"). Upon delivery of the shares after the Deferral Period, the employee may be required to make a minimum payment for the shares and/or the shares may be subject to restrictions similar to those imposed on Restricted Stock Awards. In general, an employee will be required to include the Deferred Stock Award as compensation income (and we will receive a deduction) at the earliest time such shares have been delivered and are freely transferable or are no longer subject to a substantial risk of forfeiture. The amount of compensation income (and our deduction) will be the difference between the amount paid for the Deferred Stock, if any, and the fair market value of the Deferred Stock at the time such restrictions lapse. Any dividends paid with respect to the Deferred Stock prior to the time that the employee has included such stock as compensation income will be treated as additional compensation income and will be deductible by us. Employees receiving a Deferred Stock Award may elect to include the value of such stock (less any amount paid for such stock) as compensation at the time the Award is made. Employees making this election would treat any gain or loss realized on a sale of the Deferred Stock as capital gain or loss, but would not be entitled to any loss deduction if they forfeited the Deferred Stock pursuant to the restrictions imposed by the Stock Option Committee.

       Other Stock Based Awards. The Stock Option Committee may issue other stock based Awards, including performance shares and convertible debentures. These Awards may be subject to such restrictions as may be imposed by the Stock Option Committee. In general, employees receiving such Awards will be required to include the fair market value of the Award in income as additional compensation on the date that the Award becomes freely transferable or is no longer subject to a substantial risk of forfeiture, and we will be entitled to a corresponding deduction.

       In view of the complexity of the tax aspects of transactions involving the grant and exercise of ISOs, NQOs, and SARs, and the receipt and disposition of shares of Common Stock in connection with those and other Awards under the 1999 Stock Option Plan, and because the impact of taxes will vary depending on individual circumstances, each employee receiving an Award under the 1999 Stock Option Plan should consult his own tax advisor to determine the tax consequences in his particular circumstances.

      Cap on Company Deductions for Certain Compensation. Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a cap on deductibility by us. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the chief executive officer of the corporation or any one (1) of the other four (4) highest paid executives. Certain performance-based compensation is not subject to the cap on deductibility. Although certain stock-based compensation can qualify for this performance-based exception, Awards granted under the 1999 Stock Option Plan do not qualify.

We do not presently anticipate the payment of compensation that would exceed the limitation imposed by Section 162(m) of the Code.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1999 STOCK OPTION PLAN

Registration with the Commission

       We intend to file a Registration Statement on Form S-8 covering the 1999 Stock Option Plan if the 1999 Stock Option Plan is approved by the shareholders.

PROPOSAL 3 - APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

       The Board of Directors seeks from the shareholders an indication of their approval or disapproval of our appointment of Ernst & Young LLP as our independent auditors for 1999.

       The firm of Ernst & Young LLP acted as our independent auditors for the fiscal year ended December 31, 1998 and has been selected by the Audit Committee of the Board of Directors to act as our independent auditors for the current fiscal year. Although the selection and appointment of independent auditors is not required to be submitted to a vote of shareholders, the directors have decided to ask the shareholders to ratify the appointment.

       If the appointment of Ernst & Young LLP as independent auditors for 1999 is not approved by the shareholders, the adverse vote will be considered a direction to the Board of Directors to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for the year 1999 will stand unless the Board finds other good reason for making a change.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR 1999.

       Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

OTHER MATTERS

General

       The Board of Directors knows of no other matters to come before the Annual Meeting, other than that which is set forth herein and in the accompanying Notice of Annual Meeting. However, if any other matters should properly come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxies as in their discretion they may deem advisable.

Expenses of Solicitation

       The cost of soliciting proxies will be borne by us, including expenses in connection with the preparation and mailing of this Proxy Statement and all papers which now accompany or may hereafter supplement it. The solicitation will be made by mail. We will supply brokers or persons holding shares of record in their names or in the names of their nominees for other persons, as beneficial owners, with such additional copies of proxies, proxy materials and Annual Reports as may reasonably be requested in order for such record holders to send one (1) copy to each beneficial owner, and will, upon request of such record holders, reimburse them for their reasonable expenses in mailing such material.

      Certain of our directors, officers and employees, not especially employed for this purpose, may solicit proxies, without additional remuneration therefor, by mail, telephone, telegraph, facsimile or personal interview.

Shareholders' Proposals for Next Annual Meeting

       Shareholders' proposals submitted pursuant to Rule 14a-8 of the Exchange Act intended to be presented at our 1999 Annual Meeting of Shareholders, tentatively scheduled for Thursday, May 18, 2000, must be received by us at our offices shown on the first page of this Proxy Statement by December 1, 1999, for inclusion in our proxy statement and form of proxy relating to such meeting.

ANNUAL REPORT

       Our 1998 Annual Report to Shareholders (which includes financial statements for the fiscal year ended December 31, 1998) accompanies this Proxy Statement but is not to be deemed part of this Proxy Statement. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC is available to shareholders without charge upon written request to our principal offices to the attention of the Secretary.



                           By Order of the Board of Directors

                           /s/ Michael A. Appelbaum

                           MICHAEL A. APPELBAUM
                           Executive Vice President - Finance
                            and Administration,
                           Chief Financial Officer, Secretary and Treasurer





Annandale, New Jersey
April 16, 1999

                         MEDAREX, INCRRRRMEDAREX, INC.
                              1545 Route 22 East
                          Annandale, New Jersey 08801

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 20, 1999 This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints DONALD L. DRAKEMAN and MICHAEL A. APPELBAUM and each of them, attorneys and proxies, with full power of substitution, and authorizes them to vote all shares of Common Stock of Medarex, Inc. held of record by the undersigned on April 1, 1999, at the Annual Meeting of Shareholders to be held on May 20, 1999, and any adjournments thereof, hereby revoking all previous proxies, with all powers the undersigned would possess if present, on all matters mentioned in the Notice of Annual Meeting dated April 16, 1999, as follows:

INSTRUCTIONS: MARK ONLY ONE BOX FOR EACH NUMBERED MATTER
The following matters have been proposed by the Company:

(1) The election of three Class II Directors to serve for a term to expire in 2002 -- Nominees: Dr. Michael W. Fanger, Michael A. Appelbaum and
    Dr. Frederick B. Craves


    [ ] FOR nominees listed        [ ]  WITHHOLD AUTHORITY
                                        to vote for nominees


(Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) on the line below).


(2) The approval of the Company's 1999 Stock Option Plan.                         [ ] FOR  [ ] AGAINST   [ ] ABSTAIN

(3) The ratification of the appointment of Ernst & Young LLP as independent
    auditors for the current fiscal year.                                         [ ] FOR  [ ] AGAINST    [ ] ABSTAIN

(4) In their discretion, to vote upon such other business as may properly come before the Annual Meeting.


UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2, AND 3.

Please sign exactly as name appears hereon, indicating official position or representative capacity, if any. If shares are held jointly, both owners must
sign. I plan to attend the meeting.   [ ] Yes                 [ ] No


                               Dated:______________________, 1999
                                     Month            Day

____________________________
           (Signature)

____________________________
           (Signature)

Please mark, date, sign and return this Proxy promptly, using the enclosed envelope.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS